Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE		November 10, 2008

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com

Nortel Reports Financial Results for the Third Quarter 2008

Provides Business Review Update

•	Third quarter revenues and margins in line with September 17th expectations

•	Challenging environment and stronger U.S. currency result in full year guidance update to around lower end of range for revenue and management operating margin(a)

•	Non-cash charge of $3.21 billion to write-down goodwill and deferred tax asset, driven by changes in assumptions and lower growth projections in the current environment

•

Update to business review: $400 million in expected annual gross savings through cost reductions; focus on cash preservation including preferred share dividend suspension; transition to more effective operating model

TORONTO - Nortel* Networks Corporation [NYSE/TSX: NT] today announced its results for the third quarter of 2008. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars. The Company also provided an update on its previously announced business review.

On September 17, 2008, Nortel provided a preliminary view of the third quarter, revised guidance for 2008 and stated that the sustained and expanding economic downturn was impacting the Company’s business and financial performance.

Commenting on the market dynamics, Nortel President and Chief Executive Officer Mike Zafirovski said: “In September, we signaled our view that a slowdown in the market was taking place. In the weeks since, we have seen worsening economic conditions, together with extreme volatility in the financial, foreign exchange and credit markets globally, further impacting the industry, Nortel and its customers. We are therefore taking further decisive actions in an environment of decreased visibility and customer spending levels.”

“Our performance in the third quarter of 2008 is in line with our September 17th expectations. Operating expenses in the third quarter are down significantly, partly as a result of immediate additional actions taken by the Company to improve our cost-base, decreasing over $100 million both sequentially and year over year,” said Zafirovski. “It is important to note, that despite the business environment, we continued to see important, multi-year customer wins in key areas of our business, validating the value and innovation that Nortel delivers to customers.”

Addressing the non-cash charges related to goodwill and the deferred tax asset, Mr. Zafirovski said: “We took prudent and appropriate actions in re-evaluating key assumptions and projections supporting our deferred tax and goodwill assets. The benefit of the tax asset remains available to potentially offset the Company’s future tax liability. It is important to note that these charges have no bearing on our current cash position.”

Reducing costs and preserving cash are priorities. Actions were announced today that together with ongoing restructuring and other cost reduction measures are expected to reduce annual gross costs by approximately $400 million in 2009. Nortel is moving forward with a plan to flatten the corporate structure; eliminate or consolidate executive and management positions company-wide; incrementally reduce the workforce by approximately 1,300 positions net; freeze salaries and extend its existing hiring freeze through 2009; and other broad actions that will reduce costs and discretionary spend.

In times of rapid change, the right structure and execution model is imperative. Steps are being announced today to create more vertically integrated business units that have full, end-to-end responsibility for performance, innovation and customer service. This is intended to accelerate decision-making, enhance business unit accountability and provide a razor sharp focus on the specific needs of both Enterprise and Service Provider customers.

“We are acting quickly to become a simpler and leaner company, with the greater flexibility and responsiveness required to manage our business in a rapidly changing marketplace.” said Mr. Zafirovski. “We are deeply committed to customers, and are taking the necessary steps to adjust our operating model and become a more customer centric partner that delivers the value and innovation they need to succeed.”

Financial Summary

•

Revenue in the third quarter of $2.32 billion decreased 14 percent year over year and down 1 percent on a year-to-date basis. The decline compared to the year ago quarter resulted from a challenging economic environment, competitive pressures and reduced spending by key carrier customers.

•	Gross margin in the third quarter of 39.2 percent decreased over the prior year period primarily due to unfavourable product mix.

•

Operating expenses, comprised of selling, general and administrative expenses and research and development expenses, declined by $138 million compared to the same quarter last year and declined by $125 million compared to the previous quarter, and $136 million year-to-date.

•	Management operating margin(a) in the third quarter of 0.7 percent decreased over the prior year period by 424 basis points.

•	Cash balance, as at September 30, 2008, of $2.30 billion. The cash balance reflects a re-classification of $362 million from cash and cash equivalents to short and long term investments.

New Operating Model

Effective January 1, 2009, Nortel will decentralize several corporate functions and transition to a vertically integrated business unit structure to give greater financial and operational control to the business units, increase accountability for overall performance, and reduce the duplication inherent in matrix organizations.

•

Enterprise customers will be served by a highly focused and dedicated business unit that will drive product and portfolio development, R&D, marketing and sales, partner and channel management, strategic business development and associated functions. Led by Joel Hackney it will include the entire communications solutions portfolio (voice, data and unified communications), advanced software and the associated value-added services and solutions.

•

Two business units with full responsibility for all product, services, applications, portfolio, business and market development, marketing and R&D functions will serve Nortel’s Service Provider customers: Carrier Networks (consisting of wireless and carrier value-added activities), led by Richard Lowe; and Metro Ethernet Networks, led by Philippe Morin. A dedicated global carrier sales organization will support both business units, led by Darryl Edwards.

There is no update at this time on Nortel’s review of the potential divestiture of the MEN business. However, the Company continues to make the appropriate R&D investments to drive world-class innovation and will meet all customer commitments throughout this process.

The Global Services and Global Operations organizations will be decentralized and transitioned to the business units by April 1, 2009 to ensure there is no impact to customer service. Each of the three remaining business units will begin including services in their reported results as of January 1, 2009.

These changes will provide the opportunity for executive and management consolidation across the organization, including the departure of the following executives effective January 1, 2009: Chief Marketing Officer Lauren Flaherty, Chief Technology Officer John Roese, Global Services President Dietmar Wendt and Executive Vice President Global Sales Bill Nelson.

“The work accomplished by these executives is nothing short of exceptional, and Nortel and our customers will continue to benefit from the capabilities they have built,” said Zafirovski. “It is always difficult to see colleagues go, but we made the necessary decision to consolidate our executive layer and reshape Nortel.”

Effective January 1, 2009, Gordon Davies is named Chief Legal Officer in addition to his current responsibilities as Corporate Secretary. David Drinkwater, current Chief Legal Officer, will assume the role of Senior Advisor at that time until his retirement from Nortel on February 28, 2009. Also effective January 1, 2009, Lisa Gressel, currently Vice President, Ethics and Compliance is appointed Chief Compliance Officer, reporting to Mr. Davies, with a continuing direct reporting relationship to the Chairman of the Audit Committee of the Nortel Board of Directors. Current Chief Compliance Officer Robert Bartzokas will retire from Nortel at the end of this year. The Internal Audit function, currently reporting into the Chief Compliance Officer, will report to Executive Vice President and Chief Financial Officer Pavi Binning, with a continuing direct reporting relationship to the Chairman of the Audit Committee of the Nortel Board of Directors commencing as of January 1, 2009.

“Over the past three years, these two executives have been an integral part of the senior leadership team and have played an instrumental role in resolving the legal, ethical and financial control issues we once faced. I would like to extend my personal thanks to them for their collaboration and contribution,” said Zafirovski.

Cost Reductions and Cash Management

The actions discussed above provide Nortel with the opportunity to take additional concrete actions to reduce its cost base and focus on the management of cash.

The Company is announcing the expected net reduction of approximately 1,300 positions under the 2009 Restructuring Plan, with about 25 percent of the net reduction taking place in 2008 and the remainder in 2009. This is expected to result in annual gross savings of approximately $190 million, with total charges to earnings and cash outlays of approximately $130 million. About $20 million of the cash outlay is expected in 2008 with substantially the remainder in 2009, and about $50 million of the charges are expected to be incurred in 2008 with the remainder in 2009. These reductions are in addition to the net 1,200 remaining positions to be eliminated as part of the previously announced restructuring plans.

Nortel has put in place a series of additional measures to drive cost reductions across the organization and to significantly lower spend levels. These measures include:

•	Deeper cuts to discretionary spending, including a freeze on substantially all internal travel and the curtailing of all travel that is not customer facing

•	A comprehensive re-evaluation of all real estate holdings

•	A further review of consultant and professional service relationships with a view to cut back or eliminate spend in these areas

•

A freeze on salary increases (except for strategic exceptions and certain pre-commitments), and an extension of the Company-wide hiring freeze already in effect, both of which are expected to last through 2009.

As noted previously, certain of these and other actions, combined with the 2009 Restructuring Plan and previously announced restructuring plans, are expected to result in annual gross savings of approximately $400 million in 2009.

Full Year Outlook(b)

Nortel revised its revenue and management operating margin financial outlook for the full year 2008 to around the low end of the previously announced ranges primarily due to the further deteriorating economic conditions and the unfavourable impact of foreign exchange and now expects revenue to decline by around four percent compared to 2007 (versus the previous range of a decline of two to four percent), gross margin to be about 42 percent of revenue, and management operating margin(a) to improve about 125 basis points compared to 2007 (versus the previous range of an improvement of 125 to 175 basis points). In light of the economic conditions noted above, and continuing foreign exchange volatility, Nortel’s actual results may be lower than these current expectations.

As previously announced, the full year outlook includes the expected completion of wireless contracts in the fourth quarter representing about $320 million of previously deferred revenue. These contracts are progressing towards completion and the Company currently expects to meet the conditions to recognize the previously deferred revenue in the fourth quarter.

Cash and Liquidity

Nortel’s cash balance, as at September 30, 2008, was $2.30 billion and included an outflow of cash from operations in the quarter of $144 million, a final earn-out payment of $51 million related to the LG-Nortel joint venture and a final $70 million payment related to the sale of manufacturing assets to Flextronics. The cash balance reflects a re-classification of $362 million of cash and cash equivalents to short and long term investments. At September 30, cash and cash equivalents, and short term investments combined totalled $2.65 billion. Subsequent to quarter end, the Company received a cash payment of $184 million, increasing cash and cash equivalents by that amount and lowering the short term investments balance to $162 million. Cash was also negatively impacted by $99 million due to the unfavourable translational impacts of foreign exchange for cash balances outside of the United States.

Nortel has revised its year end cash and cash equivalents expectation to around $2.3 billion, primarily due to the strengthening of the U.S. dollar and lower revenue and management operating margin expectations. This revised view reflects the assumption that a remaining approximate $85 million of The Reserve Primary Fund investment will be classified as short term investments at year end. Thus, at year end Nortel currently expects that together cash and cash equivalents, and short term investments will be about $2.4 billion. A portion of the Company’s cash is used for global working capital purposes in the countries of operation. The remainder is invested in bank term deposits and government or institutional money market funds. The ability to freely deploy these cash resources throughout the Company may be limited by regional and other factors.

In light of the economic and market conditions noted above, Nortel continues to experience significant pressure on its business and the deterioration of its cash and liquidity as customers across all businesses, in particular in North America, respond to expanding macroeconomic and industry conditions and uncertainty by delaying or reducing their capital expenditures. In order to bolster liquidity and competitiveness, comprehensive cost reduction and cash preservation actions are underway, including those highlighted in this press release. Nortel’s ability to reduce cash outflow from operations will depend on its ability to drive profitable revenue streams, and successfully implement the cost reduction initiatives and new operating model and is subject to the continuing impact of the economic and financial market conditions on customers and in particular, their purchasing decisions.

Nortel Networks Limited Preferred Share Dividends

Nortel also announced today that the Board of Directors of Nortel Networks Limited (NNL), Nortel’s principal operating subsidiary, has decided to suspend the declaration of further dividends on NNL’s Series 5 and Series 7 Preferred Shares following payment of the previously announced monthly dividend payable on such shares on November 12, 2008. While NNL is in a position to pay such dividends, its Board of Directors has determined that in this uncertain economic environment it would be prudent to maintain liquidity and preserve cash.

Dividends on the Series 5 Preferred Shares are cumulative and holders of Series 5 Preferred Shares will be entitled to receive unpaid dividends, when declared by the Board of Directors, at such time as NNL resumes payment of dividends on such shares. Dividends on the Series 7 Preferred Shares are non-cumulative and the entitlement of holders of Series 7 Preferred Shares to receive any dividend that has not been declared on such shares within 30 days after NNL’s fiscal year end (i.e., by January 30) will be extinguished. NNL does not expect that its Board of Directors will declare the December dividend on the Series 7 Preferred Shares by January 30, 2009 and, accordingly, it is expected that the entitlement to this dividend will be extinguished as of that date.

Business Highlights

Despite continued pressures in the market, Nortel advanced its relevance in key segments and with customers in multiple geographies.

Enterprise Highlights

•

Important wins in the Enterprise sector included; signing of both the New York Mets and the Vancouver Canucks as Unified Communications customers; the delivery of Unified Communications to King Fahad Medical City (269 primary clinics serving 650,000 patients annually); the selection of Nortel by Deloitte to deliver global managed telepresence and associated services, and strategic awards with Bloomberg, HSBC.

•

Two strategic acquisitions to strengthen Nortel’s capabilities serving Enterprise customers; Pingtel will bolster the Unified Communications offering and strengthen Nortel’s overall software and UC capabilities; Diamondware, and the subsequent launch of web.alive (a 3-D virtual web tool), will enhance Nortel’s ability to deliver collaborative solutions to customers.

Service Provider Highlights

•

LTE’s value to Nortel customers became more apparent when T-Mobile became the first network operator to demonstrate NGMN (Next Generation Mobile Networks) successfully under everyday conditions, using LTE (Long Term Evolution) from Nortel.

•

Nortel now counts 31 40G clients, including wins with Bell, to provide enhanced bandwidth in the Montreal-New York, Toronto-Chicago and Toronto-Montreal traffic corridors; Rascom, to drive one of the largest data pipelines in Eastern Europe through sites in Moscow, St. Petersburg, Helsinki and Stockholm; and Southern Cross Cables, to supply service provider customers in Asia-Pacific with high-speed services and applications.

•

Bermuda Telephone Company (BTC) customers now stay connected regardless of their location with more efficient voice, data and multimedia services through the implementation of Nortel carrier VoIP technology

•	Acquired Novera Optics, strengthening Nortel’s ability to work with carrier customers who want to deliver innovative new services to their customers

Third Quarter Revenue

Revenue was $2.32 billion for the third quarter of 2008, compared to $2.71 billion for the third quarter of 2007 and $2.62 billion for the second quarter of 2008.

Revenue B/(W)

	Q3 2008	YoY	QoQ
Carrier Networks	$822	(24)%	(21)%
Enterprise Solutions	$616	(8)%	1%

Global Services	$507	(6)%	(5)%
Metro Ethernet Networks	$317	(12)%	(16)%
Other	$57	6%	(5)%

Total	$2,319	(14)%	(12)%

Carrier Networks (CN) revenue in the third quarter of 2008 was $822 million, a decrease of 24 percent compared with the year ago quarter and a decrease of 21 percent sequentially. Compared to the year ago quarter, CN revenue decreased across all businesses. Results were impacted by reduced customer spending as a result of capital expenditure constraints, with North America representing most of the revenue decline. Compared to the previous quarter, CN revenues decreased across all businesses, including a 5 percent decline in CDMA. The CDMA decline was primarily due to the completion of contracts in the second quarter not repeated to the same extent in the third quarter.

Enterprise Solutions (ES) revenue in the third quarter of 2008 was $616 million, a decrease of 8 percent compared with the year ago quarter and an increase of 1 percent sequentially. Compared to the year ago quarter, ES revenue declined mainly due to the completion of certain customer contract obligations resulting in the recognition of previously deferred revenues in the third quarter of 2007 that did not repeat to the same extent in the third quarter of 2008. Within the voice portfolio, IP Telephony revenues grew 17 percent compared to the year ago quarter.

Global Services (GS) revenue in the third quarter of 2008 was $507 million, a decrease of 6 percent compared with the year ago quarter and a decrease of 5 percent sequentially. The third quarter revenue decline was primarily due to lower sales volumes across multiple customers, partially offset by the completion of a certain customer contract obligation resulting in the recognition of previously deferred revenues in the third quarter of 2008, and by the favorable impact of foreign exchange fluctuations. Managed services business continued to show strong double digit growth, but was offset by declines in plan and deploy and support services business.

Metro Ethernet Networks (MEN) revenue in the third quarter of 2008 was $317 million, a decrease of 12 percent compared with the year ago quarter and a decrease of 16 percent sequentially. The year over year decrease was primarily due to reduced demand for legacy products and the recognition of previously deferred revenue in the third quarter of 2007 not repeated to the same extent in the third quarter of 2008, partially offset by growth in MSPP and long haul DWM. Compared to the previous quarter, MEN revenues decreased across all businesses primarily due to the completion of contracts in the second quarter and not repeated to the same extent in the third quarter.

Orders

Orders were $2,017 million in the third quarter of 2008, compared to $2,377 million for the third quarter of 2007, and $2,153 million for the second quarter of 2008. Compared to the third quarter of 2007, orders were primarily impacted by lower CDMA orders in North America and lower ES orders (growth in North America was more than offset by declines in other geographies), partially offset by growth in GS and MEN. Book to bill in the third quarter was 0.87. MEN book-to bill was a strong 1.08.

Deferred Revenue

The deferred revenue balance, as at September 30, 2008 of $2,317 million, decreased by $212 million during the third quarter of 2008 and decreased by $792 million year-to-date. The reduction included net revenue recognition of $104 million and a further reduction to net balance of $108 million primarily due to changes in foreign exchange rates. This foreign exchange impact was caused by the significant change in the value of the U.S. dollar compared to Euro, British Pound and the South Korean Won in the third quarter of 2008.

Gross Margin

Gross margin was 39.2 percent of revenue in the third quarter of 2008. This compared to gross margin of 43.0 percent for the third quarter of 2007 and 43.1 percent for the second quarter of 2008. Compared to the third quarter of 2007, gross margin declined primarily from unfavourable product and customer mix, partially offset by continued cost reduction initiatives.

Selling, General and Administrative (SG&A) Expense

SG&A Expense B/(W)

	Q3 2008	YoY	QoQ
SG&A	$514	16%	11%

% of Revenue	22.2%	50 bps	(23 bps	)

SG&A expense was $514 million in the third quarter of 2008, compared to $613 million for the third quarter of 2007, and $575 million for the second quarter of 2008. Compared to the third quarter of 2007, SG&A was favourably impacted primarily by savings from previously announced restructuring plans and lower employee compensation expenses.

Research and Development (R&D) Expense

R&D Expense B/(W)

	Q3 2008	YoY		QoQ
R&D	$377	9%		15%

% of Revenue	16.3%	(88 bps	)	56 bps

R&D expense was $377 million in the third quarter of 2008, compared to $416 million for the third quarter of 2007 and $441 million for the second quarter of 2008. Compared to the third quarter of 2007, R&D was impacted by savings from previously announced restructuring programs and lower employee compensation expenses, partially offset by increased investments in 4G wireless.

Management Operating Margin(a)

Management operating margin(a) was $17 million, or 0.7 percent in the third quarter of 2008, compared to 5.0 percent for the third quarter of 2007 and 4.3 percent for the second quarter of 2008. The third quarter of 2008 management operating margin decreased by 424 basis points compared to the year ago quarter primarily due to lower gross margin, partially offset by lower SG&A and R&D spending.

Other

Special charges in the third quarter of 2008 of $50 million related to costs associated with previously announced restructuring plans.

Other income (expense) – net was a net expense of $21 million for the third quarter of 2008. Other income included foreign exchange losses of $7 million, a $2 million mark-to-market gain on an interest rate swap and a $7 million charge related to the sale of an investment.

Interest and dividend income was $27 million in the third quarter of 2008, compared to $61 million for the third quarter of 2007 and $30 million for the second quarter of 2008. Compared to the third quarter of 2007, interest income was negatively impacted by lower cash balances, lower interest rates and due to a move to government backed investments.

Interest expense was $81 million in the third quarter of 2008, compared to $107 million for the third quarter of 2007 and $76 million for the second quarter of 2008. Compared to the third quarter of 2007, interest expense was positively impacted by lower debt levels and lower variable interest rates.

The third quarter of 2008 included a charge against Goodwill of $1,142 million. Goodwill is tested for possible impairment on an annual basis and any time an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such an event occurred with the Company’s market capitalization being less than book value for a sustained period combined with the continuation of challenging market conditions. Based on the Company’s analysis, the implied fair value of goodwill was less than the carrying value of goodwill for two of the business segments: Enterprise and MEN. This non-cash charge representing a write-off of goodwill has no effect on the Company’s cash balance.

Minority interest was an expense of $21 million in the third quarter of 2008, compared to an expense of $43 million for the third quarter of 2007 and an expense of $55 million for the second quarter of 2008. Minority interest expense included an expense of $9 million related to the payment of Nortel Networks Limited preferred share dividends and by the profitability of the LG-Nortel joint venture.

Income tax expense was $2,129 million in the third quarter of 2008, compared to an expense of $50 million for the third quarter of 2007 and an expense of $61 million for the second quarter of 2008. Compared to the third quarter of 2007, income tax expense was negatively impacted primarily by an increase to the valuation allowance against the U.S., Canadian and U.K. deferred tax assets of $2,069 million and $54 million for adjustments to tax expense related to prior tax years, partially offset by a $33 million decrease to deferred tax assets related to tax rate reductions in the U.K. and Germany in the prior year period and the reversal of deferred tax liabilities of $13 million related to the goodwill write-off. The increase to the valuation allowance of $2,069 million included an increase to the valuation allowances against the Canadian tax asset by $1,103 million, the U.S. tax asset by $816 million, and the U.K. tax asset by $150 million. While the gross deferred tax asset as of September 30, 2008 was $6,810 million, the increase in the valuation allowance resulted in the net deferred tax asset of $1,085 million versus $3,323 million as of the 2007 year end.

Nortel determined under the required accounting principles that it will not be able to use all of its net deferred tax assets within a reasonable timeframe. While Nortel is required to weigh many factors, this resulted mainly from reducing the Company’s forecasts of future taxable income, particularly in the near-term, considering uncertainties created by the current economic environment and shortening the timeframe over which the forecast is applied. These tax assets continue to exist after the write-down and remain available to reduce Nortel’s future tax liabilities. And, as with goodwill, this charge has no effect on the cash balance.

Earnings

The Company reported a net loss in the third quarter of 2008 of $3,413 million, or $6.85 per common share on a basic and diluted basis, compared to net income of $27 million, or $0.05 per common share on a basic and diluted basis, in the third quarter of 2007 and a net loss of $113 million, or $0.23 per common share on a diluted basis, in the second quarter of 2008.

Significant Impact Items and Tax Impact

(US$ millions, except EPS)

	Q3 2008	Q3 2007	Q2 2008
GAAP – Net Earnings / (Loss)	$(3,413)	$27	$(113)
GAAP – EPS	$(6.85)	$0.05	$(0.23)

Amortization of Intangibles	$11	$12	$11
Special Charges – Restructuring	$50	$56	$67
Loss (Gain) on Sale	$(6)	$3	$(2)
Other Operating Expenses:
Patent Litigation	—	—	$(1)
Other Income:
Currency Exchange Loss (Gain)	$7	$(67)	$(34)
Interest Rate Swap Adjustment	$(2)	$(14)	$21
M&A Related Costs	$9	—	—
(Gain) on Sale of Investment	$(7)	—	—
Investment Impairment on Money Market Fund	$10	—	—
Deferred Tax Asset Adjustment	$2,069	$33	—
Goodwill Write-Down	$1,142	—	—
Total Tax Impact of above items	$(20)	$(4)	$(2)

Adjusted – Net Earnings / (Loss) (c)	$(150)	$43	$(53)
Adjusted – EPS (c)	$(0.30)	$0.09	$(0.11)

The net loss in the third quarter of 2008 of $3,413 million included an increase in the valuation allowance against deferred tax assets of $2,069 million, a write-off of goodwill of $1,142 million, special charges of $50 million for restructurings, a gain of $6 million on the sale of assets, a loss of $7 million due to changes in foreign exchange rates, a $2 million from mark-to-market gains on interest rate swaps, a $9 million of M&A related costs, a gain on the sale of an investment of $7 million and a $10 million loss on a money market investment. The net earnings in the third quarter of 2007 of $27 million included special charges of $56 million for restructuring, a gain of $67 million due to changes in foreign exchange rates and $14 million primarily from mark-to-market gains on interest rate swaps. The net loss in the second quarter of 2008 of $113 million included special charges of $67 million for restructurings, a loss of $21 million primarily from mark-to-market losses on interest rate swaps and a gain of $34 million due to changes in foreign exchange rates.

Cash

In the third quarter, the Company’s cash balance was reduced by $362 million to reflect a reclassification of an investment. The Company recorded an impairment charge of $10 million to reflect the change in the Reserve Primary Fund’s (the Fund) net asset value to $0.97. The remaining $352 million was re-classified to $346 million of short term investments and $6 million of long term investments.

On October 31, 2008, the Company received a cash distribution from the Fund of $184 million, lowering the short term investments balance to $162 million. The remaining balance is expected to be distributed over the next few quarters as the Fund’s assets mature or are sold at cost.

Cash balance at the end of the third quarter of 2008 was $2.30 billion, down from $3.07 billion at the end of the second quarter of 2008. The decrease in cash was primarily driven by a cash outflow from operating activities of $144 million, cash used in investing activities of $510 million, the reclassification of $362 million of cash to investments, cash used in financing activities of $14 million and a negative impact from foreign exchange of $99 million. The cash outflow from operating activities of $144 million included a net loss of $3,413 million, an outflow from changes in operating assets and liabilities of $76 million, offset by non-cash additions including the $2,069 million related to valuation allowance against deferred income taxes, $1,142 million related to a goodwill impairment and $86 million of amortization and depreciation. The cash used in investing activities includes the re-classified $362 million of cash and cash equivalents to investments, as mentioned above, a final earn-out payment of $51 million related to the LG-Nortel joint venture and a final $70 million payment related to the sale of manufacturing assets to Flextronics.

(a)

Management Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Management Operating Margin percentage is a non-GAAP measure defined as Management Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies. No reconciliation of the projected non-GAAP management operating margin measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts.

(b)

The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.

(c)

Adjusted Net Earnings / (Loss) is defined as Net Earnings (Loss) adjusted for certain significant items. For the third quarter of 2008, significant items were amortization of intangibles of $11, special charges of $50, a gain on sale of business and assets of $6, a currency exchange loss of $7, a gain related to an interest rate swap of $2, M&A related costs of $9, a gain on a sale of an investment of $7, an investment impairment related to a money market fund of $10, a deferred tax asset adjustment of $2,069, a goodwill write-down of $1,142, and tax recovery of the preceding items of $20. For the third quarter of 2007, significant items were amortization of intangibles of $12, special charges of $56, a loss on sale of business and assets of $3, a currency exchange gain of $67, a gain related to an interest rate swap of $14, a deferred tax asset adjustment of $33, and tax recovery of the preceding items of $4. For the second quarter of 2008, significant items were amortization of intangibles of $11, special charges of $67, a gain on sale of business and assets of $2, a patent litigation recovery of $1, a currency exchange gain of $34, a loss related to an interest rate swap of $21, and tax recovery of the preceding items of $2. Adjusted – EPS is defined as Adjusted Net Earnings / (Loss) divided by the diluted weighted average number of shares outstanding for the applicable period.

About Nortel

Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next generation technologies, for both service provider and

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enterprise networks, support multimedia and business critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company-specific assumptions: successful development, delivery and acceptance of new software releases required for completion of several large projects; no significant impact to Nortel’s business as a result of the announcements in this press release; no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s prior restatements of its financial results; increase in sales in 2008 over 2007 to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, partially offset by higher costs associated with customer deployments in emerging markets; no tightening of payment terms by Nortel’s suppliers; no deterioration in the ability of Nortel’s customers to pay amounts due to Nortel; cost reductions resulting from the 2008 and 2007 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee compensation; and the effective execution of Nortel’s strategy, including the execution of Nortel’s supply chain strategy and the implementation of its Business Transformation initiatives in 2008. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial outlook including: no significant impact as a result of continuing deterioration of the global economic conditions and credit, equity and financial markets; global service provider capital expenditures in 2008 reflecting low single digit growth and key North American service provider capital spending to not decrease any further from Nortel’s current expectations; a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA; and no unfavourable impacts from changes in the average actual foreign exchange rates in the previous quarter for the Canadian Dollar, Euro, British Pound and Korean Won against the U.S. Dollar. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.

Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: the sustained and expanding economic downturn and deteriorating market conditions and resulting negative impact on Nortel’s business and financial position and its ability to accurately forecast its results and cash position; the implementation and success of Nortel’s revised operating model and continuing comprehensive review of its business; ability to divest the MEN business; significant competition, competitive pricing practices, cautious capital spending by customers as a result of factors including current economic uncertainties, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions and further restructuring and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including our reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions, potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions continue to deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any negative effect on Nortel’s liquidity resulting from the sustained and expanding economic downturn and volatility in the financial, foreign exchange and credit markets and from the announcements in this press release; any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt; limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on issuing new secured or unsecured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating and risk of a further downgrade and potential impact on the EDC support facility; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities; any inability of Nortel’s subsidiaries to provide it with sufficient funding and any limitation of regional and other factors on Nortel’s ability to freely deploy its cash resources throughout the company; any need to make larger defined benefit plan contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, maintain the listing of any of Nortel’s securities on a stock exchange, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: potential legal judgments, fines, penalties or settlements related to the ongoing criminal investigation of Nortel in the U.S.; or any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K and other securities filings with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*	Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Nortel will host a teleconference/audio webcast to discuss third Quarter 2008 Results:

Date: Monday, November 10, 2008

Time: 8:30 a.m. ET

To take part in the audio Webcast, please visit: www.nortel.com/q3earnings2008

To participate in the audio teleconference and Q&A, please call:

• North America	1-866-862-3927
• International	1-416-641-6127

*** Please dial in at least 15 minutes prior to the start of the event ***

Replay: A replay of the audio teleconference will be available at 11:00 a.m. ET at:

• North America	1-800-408-3053	Passcode:	3273396#
• International	1-416-695-5800	Passcode:	3273396#

Audio webcast replay:   www.nortel.com/q3earnings2008

NORTEL NETWORKS CORPORATION

Condensed Consolidated Statements of Operations

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Nine months ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues:
Products	$2,006	$2,288	$2,378	$6,765	$6,793
Services	313	334	327	934	957

	2,319	2,622	2,705	7,699	7,750

Cost of revenues
Products	1,243	1,320	1,384	4,022	4,024
Services	168	172	158	493	509

	1,411	1,492	1,542	4,515	4,533

Gross profit	908	1,130	1,163	3,184	3,217
	39.2%	43.1%	43.0%	41.4%	41.5%
Selling, general and administrative expense	514	575	613	1,686	1,812
Research and development expense	377	441	416	1,238	1,248

Management operating margin	17	114	134	260	157
	0.7%	4.3%	5.0%	3.4%	2.0%
Amortization of intangible assets	11	11	12	34	37
Special charges	50	67	56	205	172
Loss (gain) on sale of businesses and assets	(6)	(2)	3	(10)	(8)
Shareholder litigation settlement recovery	—	—	—	—	(54)
Regulatory investigation expense	—	—	—	—	35
Goodwill impairment	1,142	—	—	1,142	—
Other operating expense (income) - net	8	(7)	(7)	14	(29)

Total operating expenses	2,096	1,085	1,093	4,309	3,213

Operating earnings (loss)	(1,188)	45	70	(1,125)	4
Other income (expense) - net	(21)	3	95	(19)	156
Interest and dividend income	27	30	61	95	176
Interest expense
Long-term debt	(78)	(73)	(102)	(225)	(278)
Other	(3)	(3)	(5)	(12)	(23)

Earnings (loss) from operations before income taxes, minority interests and equity in net earnings of associated companies	(1,263)	2	119	(1,286)	35
Income tax expense	(2,129)	(61)	(50)	(2,226)	(74)

	(3,392)	(59)	69	(3,512)	(39)
Minority interests - net of tax	(21)	(55)	(43)	(154)	(76)
Equity in net earnings of associated companies - net of tax	—	1	1	2	2

Net earnings (loss)	$(3,413)	$(113)	$27	$(3,664)	$(113)

Average shares outstanding (millions) - Basic	498	498	497	498	479
Average shares outstanding (millions) - Diluted	498	498	500	498	479

Basic and diluted earnings (loss) per common share	$(6.85)	$(0.23)	$0.05	$(7.36)	$(0.24)

NORTEL NETWORKS CORPORATION

Condensed Consolidated Balance Sheets

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	September 30, 2008	June 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$2,304	$3,071	$3,532
Short-term investments	346	—	—
Restricted cash and cash equivalents	52	67	76
Accounts receivable - net	1,951	2,161	2,583
Inventories - net	1,722	1,828	2,002
Deferred income taxes - net	290	476	487
Other current assets	462	525	467

Total current assets	7,127	8,128	9,147

Investments	163	178	194
Plant and equipment - net	1,406	1,477	1,532
Goodwill	1,411	2,568	2,559
Intangible assets - net	167	169	213
Deferred income taxes - net	829	2,809	2,868
Other assets	506	545	555

Total assets	$11,609	$15,874	$17,068

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Trade and other accounts payable	$1,056	$1,107	$1,187
Payroll and benefit-related liabilities	541	621	690
Contractual liabilities	214	243	272
Restructuring liabilities	117	132	100
Other accrued liabilities	2,869	3,151	3,825
Long-term debt due within one year	20	21	698

Total current liabilities	4,817	5,275	6,772

Long-term debt	4,465	4,476	3,816
Deferred income taxes - net	15	31	17
Other liabilities	2,496	2,688	2,875

Total liabilities	11,793	12,470	13,480

Minority interests in subsidiary companies	883	907	830

SHAREHOLDERS’ EQUITY (DEFICIT)
Common shares, without par value - Authorized shares: unlimited; Issued and outstanding shares: 497,456,640 as of September 30, 2008, 496,537,262 as of June 30, 2008 and 437,423,006 as of December 31, 2007	35,581	35,557	34,028
Additional paid-in capital	3,538	3,540	5,025
Accumulated deficit	(40,229)	(36,813)	(36,532)
Accumulated other comprehensive income	43	213	237

Total shareholders’ equity (deficit)	(1,067)	2,497	2,758

Total liabilities and shareholders’ equity (deficit)	$11,609	$15,874	$17,068

NORTEL NETWORKS CORPORATION

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Nine months ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Cash flows from (used in) operating activities
Net earnings (loss)	$(3,413)	$(113)	$27	$(3,664)	$(113)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisition and divestitures of businesses:
Amortization and depreciation	86	86	79	254	231
Goodwill impairment	1,142	—	—	1,142	—
Non-cash portion of shareholder litigation settlement (recovery)	—	—	—	—	(54)
Non-cash portion of special charges	2	9	—	13	3
Equity in net earnings of associated companies - net of tax	—	(1)	(1)	(2)	(2)
Share-based compensation expense	22	21	31	64	86
Deferred income taxes	2,066	35	(11)	2,113	(8)
Pension and other accruals	25	28	64	85	200
Loss (gain) on sale or write downs of investments, businesses and assets - net	4	—	3	10	(3)
Minority interests - net of tax	21	55	43	154	76
Other - net	(23)	(10)	(119)	(56)	(187)
Change in operating assets and liabilities, excluding Global Class Action Settlement - net	(76)	(184)	(255)	(591)	(464)
Global Class Action Settlement - net	—	—	—	—	(585)

Net cash used in operating activities	(144)	(74)	(139)	(478)	(820)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(42)	(36)	(31)	(129)	(140)
Proceeds on disposals of plant and equipment	—	—	5	—	89
Change in restricted cash and cash equivalents	14	(9)	(17)	23	575
Increase in short-term and long-term investments	(362)	—	—	(362)	—
Acquisitions of investments and businesses - net of cash acquired	(78)	(3)	(55)	(110)	(81)
Proceeds from sales of investments and businesses and assets - net	(42)	8	(11)	(16)	(29)

Net cash from (used in) investing activities	(510)	(40)	(109)	(594)	414

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(9)	(10)	(10)	(30)	(35)
Increase in notes payable	38	50	23	116	47
Decrease in notes payable	(37)	(45)	(25)	(107)	(52)
Decrease in loan payable	—	—	—	—	—
Proceeds from issuance of long-term debt	—	668	—	668	1,150
Repayments of long-term debt	—	(675)	(1,125)	(675)	(1,125)
Debt issuance costs	—	(13)	—	(13)	(23)
Repayments of capital leases payable	(6)	(5)	(7)	(17)	(18)
Issuance of common shares	—	—	1	—	10

Net cash from (used in) financing activities	(14)	(30)	(1,143)	(58)	(46)

Effect of foreign exchange rate changes on cash and cash equivalents	(99)	(8)	46	(98)	88

Net increase (decrease) in cash and cash equivalents	(767)	(152)	(1,345)	(1,228)	(364)
Cash and cash equivalents at beginning of period	3,071	3,223	4,473	3,532	3,492

Cash and cash equivalents at end of period	$2,304	$3,071	$3,128	$2,304	$3,128

NORTEL NETWORKS CORPORATION

Consolidated Financial Information

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment for:

	Three months ended			Nine months ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues
Carrier Networks	$822	$1,038	$1,080	$3,078	$3,147
Enterprise Solutions	616	610	671	1,867	1,858
Global Services	507	536	540	1,559	1,482
Metro Ethernet Networks	317	378	360	1,022	1,096

Total reportable segments	2,262	2,562	2,651	7,526	7,583
Other	57	60	54	173	167

Total revenues	$2,319	$2,622	$2,705	$7,699	$7,750

Management Operating Margin
Carrier Networks	80	184	169	523	498
Enterprise Solutions	(5)	(21)	11	(50)	(7)
Global Services	59	83	105	214	255
Metro Ethernet Networks	(18)	17	2	(26)	(8)

Total reportable segments	116	263	287	661	738
Other	(99)	(149)	(153)	(401)	(581)

Total Management Operating Margin	17	114	134	260	157

Amortization of intangible assets	11	11	12	34	37
Special charges	50	67	56	205	172
Loss (gain) on sales of businesses and assets	(6)	(2)	3	(10)	(8)
Shareholder litigation settlement recovery	—	—	—	—	(54)
Regulatory investigation expense	—	—	—	—	35
Goodwill impairment	1,142	—	—	1,142	—
Other operating expense (income) - net	8	(7)	(7)	14	(29)

Total operating earnings (loss)	(1,188)	45	70	(1,125)	4
Other income (expense) - net	(21)	3	95	(19)	156
Interest and dividend income	27	30	61	95	176
Interest expense	(81)	(76)	(107)	(237)	(301)
Income tax expense	(2,129)	(61)	(50)	(2,226)	(74)
Minority interests - net of tax	(21)	(55)	(43)	(154)	(76)
Equity in net earnings of associated companies - net of tax	—	1	1	2	2

Net earnings (loss)	$(3,413)	$(113)	$27	$(3,664)	$(113)

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Nine months ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues

United States	$945	$1,039	$1,159	$3,065	$3,546
EMEA (a)	576	634	665	1,801	1,921
Canada	140	200	204	506	555
Asia	505	584	537	1,876	1,255
CALA (b)	153	165	140	451	473

Total revenues	$2,319	$2,622	$2,705	$7,699	$7,750

(a)	Europe, Middle East and Africa
(b)	Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Nine months ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues

Carrier Networks
CDMA solutions	$423	$446	$592	$1,424	$1,654
GSM and UMTS solutions	297	448	341	1,281	1,014
Circuit and packet voice solutions	102	144	147	373	479

	822	1,038	1,080	3,078	3,147
Enterprise Solutions
Circuit and packet voice solutions	422	413	426	1,293	1,194
Data networking and security solutions	194	197	245	574	664

	616	610	671	1,867	1,858

Global Services	507	536	540	1,559	1,482

Metro Ethernet Networks
Optical networking solutions	255	300	305	802	853
Data networking and security solutions	62	78	55	220	243

	317	378	360	1,022	1,096
Other	57	60	54	173	167

Total revenues	$2,319	$2,622	$2,705	$7,699	$7,750